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                                                  SEC USE ONLY
                                                  DOCUMENT SEQUENCE NO.
                                                  CUSIP NUMBER
                                                  WORK LOCATION

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDED FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


ATTENTION: Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1(a) NAME OF ISSUER (Please type or print)

BOULDER GROWTH & INCOME FUND, INC.

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(b) IRS IDENT. NO.

13-2729672

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(c) S.E.C. FILE NO.

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1(d) ADDRESS OF ISSUER

2344 Spruce Street, Suite A, Boulder, CO  80302

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(e) TELEPHONE NO.

303-444-5483

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2(a) NAME OF PERSON FOR WHOSE ACCOUNT SECURITIES ARE TO BE SOLD

ERNEST HOREJSI TRUST NO. 1B

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(b) IRS IDENT. NO.

48-6250186

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(c) RELATIONSHIP TO ISSUER

10% STOCKHOLDER

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(d) ADDRESS

3301 C Street, Anchorage, AK  99503

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INSTRUCTION:  The person filing this notice should  contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.


3(a)            (b)                     SEC USE  (c)          (d)          (e)                 (f)              (g)
Tile of the     Name and Address of     ONLY     Number of    Aggregate    Number of Shares    Approximate      Name of Each
Class of        Each Broker Through     Broker-  Shares or    Market       or Other Units      Date of Sale     Securities
Securities      Whom the Securities     Dealer   Other Units  Value        Outstanding         (See inst. 3(f)) Exchange
to be Sold      are to be Offered       File     to be Sold   (See instr.  (See instr. 3(e))   (MO. DAY YR.)    (See instr. 3(g))
                or Each Market          Number   (See instr.  3(d))
                Maker who is                     (3(c))
                Acquiring the
                Securities
------------------------------------------------------------------------------------------------------------------------------------

Common stock   E*Trade Securities LLC            633,922                    15,218,682          9/20/2007         NYSE
               671 N. Glebe Road, 11th Floor
               Arlington, VA  22203
------------------------------------------------------------------------------------------------------------------------------------


INSTRUCTIONS:

1.   (a) Name of issuer
     (b)  Issuer's I.R.S. Identification Number
     (c)  Issuer's S.E.C. file number, if any
     (d)  Issuer's address, including zip code
     (e)  Issuer's telephone number, including area code

2.   (a)  Name of person for whose account the securities are to be sold
     (b) Such person's I.R.S. identification number, if such person is an entity
     (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
     (d)  Such person's address, including zip code

3.   (a)  Title of the class of securities to be sold
     (b) Name and address of each broker through whom the securities are intended to be sold
     (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
     (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
     (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
     (f)  Approximate date on which the securities are to be sold
     (g) Name of each securities exchange, if any, on which the securities are intended to be sold

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                         TABLE I - SECURITIES TO BE SOLD
    Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                                                               Name of Person
Title of                 Date You     Nature of                from Whom Acquired         Amount of     Date of
the Class                Acquired     Acquisition Transaction  (If gift, also give date   Securities    Payment    Nature of Payment
                                                               donor acquired)            Acquired
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          8/16/1999    Open Market Purchase       Open Market Purchase         6,611      8/16/1999   See Footnote 1
Common Stock          8/16/1999    Open Market Purchase       Open Market Purchase         2,000      8/16/1999   See Footnote 1
Common Stock          9/16/1999    Open Market Purchase       Open Market Purchase         3,000      9/16/1999   See Footnote 1
Common Stock          9/16/1999    Open Market Purchase       Open Market Purchase         2,000      9/16/1999   See Footnote 1
Common Stock          9/20/1999    Open Market Purchase       Open Market Purchase         2,000      9/20/1999   See Footnote 1
Common Stock          9/21/1999    Open Market Purchase       Open Market Purchase           800      9/21/1999   See Footnote 1
Common Stock          9/22/1999    Open Market Purchase       Open Market Purchase           400      9/22/1999   See Footnote 1
Common Stock          9/23/1999    Open Market Purchase       Open Market Purchase         1,100      9/23/1999   See Footnote 1
Common Stock          9/24/1999    Open Market Purchase       Open Market Purchase           100      9/24/1999   See Footnote 1
Common Stock          9/27/1999    Open Market Purchase       Open Market Purchase         2,300      9/27/1999   See Footnote 1
Common Stock          9/28/1999    Open Market Purchase       Open Market Purchase           700      9/28/1999   See Footnote 1
Common Stock          9/29/1999    Open Market Purchase       Open Market Purchase         1,300      9/29/1999   See Footnote 1
Common Stock          9/30/1999    Open Market Purchase       Open Market Purchase         2,000      9/30/1999   See Footnote 1
Common Stock          10/1/1999    Open Market Purchase       Open Market Purchase         7,500      10/1/1999   See Footnote 1
Common Stock          10/4/1999    Open Market Purchase       Open Market Purchase         2,400      10/4/1999   See Footnote 1
Common Stock          10/5/1999    Open Market Purchase       Open Market Purchase         1,700      10/5/1999   See Footnote 1
Common Stock          10/6/1999    Open Market Purchase       Open Market Purchase         1,200      10/6/1999   See Footnote 1
Common Stock          10/7/1999    Open Market Purchase       Open Market Purchase           300      10/7/1999   See Footnote 1
Common Stock         10/14/1999    Open Market Purchase       Open Market Purchase           700     10/14/1999   See Footnote 1
Common Stock         10/15/1999    Open Market Purchase       Open Market Purchase         1,800     10/15/1999   See Footnote 1
Common Stock         10/16/1999    Open Market Purchase       Open Market Purchase         2,100     10/16/1999   See Footnote 1
Common Stock         10/18/1999    Open Market Purchase       Open Market Purchase         6,100     10/18/1999   See Footnote 1
Common Stock         10/19/1999    Open Market Purchase       Open Market Purchase           200     10/19/1999   See Footnote 1
Common Stock         10/20/1999    Open Market Purchase       Open Market Purchase         2,700     10/20/1999   See Footnote 1
Common Stock         10/21/1999    Open Market Purchase       Open Market Purchase         1,600     10/21/1999   See Footnote 1
Common Stock         10/22/1999    Open Market Purchase       Open Market Purchase         1,400     10/22/1999   See Footnote 1
Common Stock          11/8/1999    Open Market Purchase       Open Market Purchase         9,400      11/8/1999   See Footnote 1
Common Stock         11/11/1999    Open Market Purchase       Open Market Purchase         4,000     11/11/1999   See Footnote 1
Common Stock         11/11/1999    Open Market Purchase       Open Market Purchase         2,600     11/11/1999   See Footnote 1
Common Stock         11/11/1999    Open Market Purchase       Open Market Purchase           500     11/11/1999   See Footnote 1
Common Stock         11/18/1999    Open Market Purchase       Open Market Purchase         7,400     11/18/1999   See Footnote 1
Common Stock         11/19/1999    Open Market Purchase       Open Market Purchase           900     11/19/1999   See Footnote 1
Common Stock         11/30/1999    Open Market Purchase       Open Market Purchase         2,400     11/30/1999   See Footnote 1
Common Stock         11/30/1999    Open Market Purchase       Open Market Purchase         4,000     11/30/1999   See Footnote 1
Common Stock          12/8/1999    Open Market Purchase       Open Market Purchase         3,600      12/8/1999   See Footnote 1
Common Stock          12/9/1999    Open Market Purchase       Open Market Purchase         8,100      12/9/1999   See Footnote 1
Common Stock         12/10/1999    Open Market Purchase       Open Market Purchase           700     12/10/1999   See Footnote 1
Common Stock         12/10/1999    Open Market Purchase       Open Market Purchase           800     12/10/1999   See Footnote 1


Common Stock         12/13/1999    Open Market Purchase       Open Market Purchase         1,200     12/13/1999   See Footnote 1
Common Stock         12/13/1999    Open Market Purchase       Open Market Purchase         5,300     12/13/1999   See Footnote 1
Common Stock         12/14/1999    Open Market Purchase       Open Market Purchase         4,200     12/14/1999   See Footnote 1
Common Stock         12/15/1999    Open Market Purchase       Open Market Purchase         1,600     12/15/1999   See Footnote 1
Common Stock         12/16/1999    Open Market Purchase       Open Market Purchase         8,100     12/16/1999   See Footnote 1
Common Stock         12/16/1999    Open Market Purchase       Open Market Purchase        10,000     12/16/1999   See Footnote 1
Common Stock         12/17/1999    Open Market Purchase       Open Market Purchase         6,100     12/17/1999   See Footnote 1
Common Stock         12/20/1999    Open Market Purchase       Open Market Purchase         3,900     12/20/1999   See Footnote 1
Common Stock         12/21/1999    Open Market Purchase       Open Market Purchase         1,700     12/21/1999   See Footnote 1
Common Stock         12/22/1999    Open Market Purchase       Open Market Purchase         5,600     12/22/1999   See Footnote 1
Common Stock         12/27/1999    Open Market Purchase       Open Market Purchase         6,100     12/27/1999   See Footnote 1
Common Stock         12/28/1999    Open Market Purchase       Open Market Purchase         2,000     12/28/1999   See Footnote 1
Common Stock         12/28/1999    Open Market Purchase       Open Market Purchase         3,500     12/28/1999   See Footnote 1
Common Stock         12/29/1999    Open Market Purchase       Open Market Purchase        12,700     12/29/1999   See Footnote 1
Common Stock           1/4/2000    Open Market Purchase       Open Market Purchase         2,200       1/4/2000   See Footnote 1
Common Stock           1/4/2000    Open Market Purchase       Open Market Purchase         5,000       1/4/2000   See Footnote 1
Common Stock           1/5/2000    Open Market Purchase       Open Market Purchase         2,900       1/5/2000   See Footnote 1
Common Stock           1/6/2000    Open Market Purchase       Open Market Purchase         4,300       1/6/2000   See Footnote 1
Common Stock           1/6/2000    Open Market Purchase       Open Market Purchase         5,000       1/6/2000   See Footnote 1
Common Stock           1/6/2000    Open Market Purchase       Open Market Purchase         1,800       1/6/2000   See Footnote 1
Common Stock           1/7/2000    Open Market Purchase       Open Market Purchase         4,000       1/7/2000   See Footnote 1
Common Stock           1/7/2000    Open Market Purchase       Open Market Purchase         5,000       1/7/2000   See Footnote 1
Common Stock           1/7/2000    Open Market Purchase       Open Market Purchase         3,300       1/7/2000   See Footnote 1
Common Stock          1/10/2000    Open Market Purchase       Open Market Purchase         9,700      1/10/2000   See Footnote 1
Common Stock          1/11/2000    Open Market Purchase       Open Market Purchase         6,000      1/11/2000   See Footnote 1
Common Stock          1/11/2000    Open Market Purchase       Open Market Purchase         3,000      1/11/2000   See Footnote 1
Common Stock          1/11/2000    Open Market Purchase       Open Market Purchase         1,000      1/11/2000   See Footnote 1
Common Stock          1/12/2000    Open Market Purchase       Open Market Purchase         4,300      1/12/2000   See Footnote 1
Common Stock          1/21/2000    Open Market Purchase       Open Market Purchase           900      1/21/2000   See Footnote 1
Common Stock          1/31/2000    Open Market Purchase       Open Market Purchase         4,500      1/31/2000   See Footnote 1
Common Stock           2/2/2000    Open Market Purchase       Open Market Purchase           800       2/2/2000   See Footnote 1
Common Stock           2/3/2000    Open Market Purchase       Open Market Purchase         2,000       2/3/2000   See Footnote 1
Common Stock           2/4/2000    Open Market Purchase       Open Market Purchase         1,700       2/4/2000   See Footnote 1
Common Stock          2/10/2000    Open Market Purchase       Open Market Purchase           300      2/10/2000   See Footnote 1
Common Stock          2/14/2000    Open Market Purchase       Open Market Purchase         1,900      2/14/2000   See Footnote 1
Common Stock          2/15/2000    Open Market Purchase       Open Market Purchase         2,600      2/15/2000   See Footnote 1
Common Stock          2/15/2000    Open Market Purchase       Open Market Purchase         3,200      2/15/2000   See Footnote 1
Common Stock          2/16/2000    Open Market Purchase       Open Market Purchase           200      2/16/2000   See Footnote 1
Common Stock          2/18/2000    Open Market Purchase       Open Market Purchase         7,000      2/18/2000   See Footnote 1
Common Stock          2/18/2000    Open Market Purchase       Open Market Purchase         4,000      2/18/2000   See Footnote 1
Common Stock          2/18/2000    Open Market Purchase       Open Market Purchase           500      2/18/2000   See Footnote 1
Common Stock          2/22/2000    Open Market Purchase       Open Market Purchase         8,000      2/22/2000   See Footnote 1
Common Stock          2/22/2000    Open Market Purchase       Open Market Purchase         4,600      2/22/2000   See Footnote 1
Common Stock          2/23/2000    Open Market Purchase       Open Market Purchase         5,500      2/23/2000   See Footnote 1


Common Stock          2/23/2000    Open Market Purchase       Open Market Purchase         2,000      2/23/2000   See Footnote 1
Common Stock          2/23/2000    Open Market Purchase       Open Market Purchase         2,000      2/23/2000   See Footnote 1
Common Stock          2/23/2000    Open Market Purchase       Open Market Purchase         1,700      2/23/2000   See Footnote 1
Common Stock          2/25/2000    Open Market Purchase       Open Market Purchase         4,000      2/23/2000   See Footnote 1
Common Stock          2/29/2000    Open Market Purchase       Open Market Purchase         3,000      2/29/2000   See Footnote 1
Common Stock           3/1/2000    Open Market Purchase       Open Market Purchase           800       3/1/2000   See Footnote 1
Common Stock          3/13/2000    Open Market Purchase       Open Market Purchase         4,200      3/13/2000   See Footnote 1
Common Stock          3/14/2000    Open Market Purchase       Open Market Purchase         8,000      3/14/2000   See Footnote 1
Common Stock          3/14/2000    Open Market Purchase       Open Market Purchase         1,800      3/14/2000   See Footnote 1
Common Stock          3/15/2000    Open Market Purchase       Open Market Purchase         4,100      3/15/2000   See Footnote 1
Common Stock          3/15/2000    Open Market Purchase       Open Market Purchase         2,000      3/15/2000   See Footnote 1
Common Stock          3/15/2000    Open Market Purchase       Open Market Purchase         3,200      3/15/2000   See Footnote 1
Common Stock          3/16/2000    Open Market Purchase       Open Market Purchase         2,000      3/16/2000   See Footnote 1
Common Stock          3/17/2000    Open Market Purchase       Open Market Purchase         2,500      3/17/2000   See Footnote 1
Common Stock          3/17/2000    Open Market Purchase       Open Market Purchase         3,000      3/17/2000   See Footnote 1
Common Stock          3/17/2000    Open Market Purchase       Open Market Purchase         2,100      3/17/2000   See Footnote 1
Common Stock          3/17/2000    Open Market Purchase       Open Market Purchase         1,700      3/17/2000   See Footnote 1
Common Stock          3/20/2000    Open Market Purchase       Open Market Purchase         2,000      3/20/2000   See Footnote 1
Common Stock          3/21/2000    Open Market Purchase       Open Market Purchase         4,000      3/21/2000   See Footnote 1
Common Stock          3/21/2000    Open Market Purchase       Open Market Purchase         3,000      3/21/2000   See Footnote 1
Common Stock          3/21/2000    Open Market Purchase       Open Market Purchase         2,000      3/21/2000   See Footnote 1
Common Stock          3/21/2000    Open Market Purchase       Open Market Purchase           500      3/21/2000   See Footnote 1
Common Stock          3/21/2000    Open Market Purchase       Open Market Purchase         1,600      3/21/2000   See Footnote 1
Common Stock          3/24/2000    Open Market Purchase       Open Market Purchase        11,000      3/24/2000   See Footnote 1
Common Stock          3/24/2000    Open Market Purchase       Open Market Purchase         3,000      3/24/2000   See Footnote 1
Common Stock          3/24/2000    Open Market Purchase       Open Market Purchase         3,000      3/24/2000   See Footnote 1
Common Stock          3/24/2000    Open Market Purchase       Open Market Purchase         5,000      3/24/2000   See Footnote 1
Common Stock          3/28/2000    Open Market Purchase       Open Market Purchase         1,400      3/28/2000   See Footnote 1
Common Stock          3/30/2000    Open Market Purchase       Open Market Purchase         3,000      3/30/2000   See Footnote 1
Common Stock          3/30/2000    Open Market Purchase       Open Market Purchase         1,500      3/30/2000   See Footnote 1
Common Stock          3/30/2000    Open Market Purchase       Open Market Purchase           400      3/30/2000   See Footnote 1
Common Stock          3/31/2000    Open Market Purchase       Open Market Purchase         4,000      3/31/2000   See Footnote 1
Common Stock          3/31/2000    Open Market Purchase       Open Market Purchase         3,000      3/31/2000   See Footnote 1
Common Stock          3/31/2000    Open Market Purchase       Open Market Purchase         1,500      3/31/2000   See Footnote 1
Common Stock          3/31/2000    Open Market Purchase       Open Market Purchase         2,000      3/31/2000   See Footnote 1
Common Stock          3/31/2000    Open Market Purchase       Open Market Purchase         1,500      3/31/2000   See Footnote 1
Common Stock           4/6/2000    Open Market Purchase       Open Market Purchase         5,000       4/6/2000   See Footnote 1
Common Stock           4/6/2000    Open Market Purchase       Open Market Purchase         3,000       4/6/2000   See Footnote 1
Common Stock           4/6/2000    Open Market Purchase       Open Market Purchase         4,000       4/6/2000   See Footnote 1
Common Stock           4/6/2000    Open Market Purchase       Open Market Purchase           500       4/6/2000   See Footnote 1
Common Stock           4/6/2000    Open Market Purchase       Open Market Purchase         3,000       4/6/2000   See Footnote 1
Common Stock          4/10/2000    Open Market Purchase       Open Market Purchase         3,000      4/10/2000   See Footnote 1
Common Stock          4/10/2000    Open Market Purchase       Open Market Purchase         3,000      4/10/2000   See Footnote 1
Common Stock          5/16/2000    Open Market Purchase       Open Market Purchase         2,800      5/16/2000   See Footnote 1
Common Stock          5/18/2000    Open Market Purchase       Open Market Purchase         2,000      5/18/2000   See Footnote 1
Common Stock          5/18/2000    Open Market Purchase       Open Market Purchase         2,200      5/18/2000   See Footnote 1
Common Stock          5/19/2000    Open Market Purchase       Open Market Purchase         2,000      5/19/2000   See Footnote 1


Common Stock          5/19/2000    Open Market Purchase       Open Market Purchase         1,500      5/19/2000   See Footnote 1
Common Stock          5/24/2000    Open Market Purchase       Open Market Purchase         1,500      5/24/2000   See Footnote 1
Common Stock          5/24/2000    Open Market Purchase       Open Market Purchase         1,000      5/24/2000   See Footnote 1
Common Stock          5/24/2000    Open Market Purchase       Open Market Purchase           500      5/24/2000   See Footnote 1
Common Stock          5/24/2000    Open Market Purchase       Open Market Purchase         5,000      5/24/2000   See Footnote 1
Common Stock          6/26/2000    Open Market Purchase       Open Market Purchase         8,400      6/26/2000   See Footnote 1
Common Stock          6/26/2000    Open Market Purchase       Open Market Purchase         2,300      6/26/2000   See Footnote 1
Common Stock          7/11/2000    Open Market Purchase       Open Market Purchase         3,700      7/11/2000   See Footnote 1
Common Stock          7/14/2000    Open Market Purchase       Open Market Purchase         3,500      7/14/2000   See Footnote 1
Common Stock          7/19/2000    Open Market Purchase       Open Market Purchase         3,000      7/19/2000   See Footnote 1
Common Stock          7/25/2000    Open Market Purchase       Open Market Purchase         6,000      7/25/2000   See Footnote 1
Common Stock          7/26/2000    Open Market Purchase       Open Market Purchase         3,000      7/26/2000   See Footnote 1
Common Stock          7/26/2000    Open Market Purchase       Open Market Purchase         1,900      7/26/2000   See Footnote 1
Common Stock          7/26/2000    Open Market Purchase       Open Market Purchase         4,000      7/26/2000   See Footnote 1
Common Stock          7/27/2000    Open Market Purchase       Open Market Purchase         1,500      7/27/2000   See Footnote 1
Common Stock          7/31/2000    Open Market Purchase       Open Market Purchase         1,700      7/31/2000   See Footnote 1
Common Stock           8/4/2000    Open Market Purchase       Open Market Purchase         1,200       8/4/2000   See Footnote 1
Common Stock           8/7/2000    Open Market Purchase       Open Market Purchase         1,100       8/7/2000   See Footnote 1
Common Stock           8/8/2000    Open Market Purchase       Open Market Purchase           700       8/8/2000   See Footnote 1
Common Stock          8/14/2000    Open Market Purchase       Open Market Purchase         3,000      8/14/2000   See Footnote 1
Common Stock          8/16/2000    Open Market Purchase       Open Market Purchase         1,000      8/16/2000   See Footnote 1
Common Stock          8/18/2000    Open Market Purchase       Open Market Purchase         1,000      8/18/2000   See Footnote 1
Common Stock          8/18/2000    Open Market Purchase       Open Market Purchase         2,500      8/18/2000   See Footnote 1
Common Stock          8/21/2000    Open Market Purchase       Open Market Purchase         4,000      8/21/2000   See Footnote 1
Common Stock          8/24/2000    Open Market Purchase       Open Market Purchase         3,000      8/24/2000   See Footnote 1
Common Stock           9/6/2000    Open Market Purchase       Open Market Purchase           700       9/6/2000   See Footnote 1
Common Stock           9/7/2000    Open Market Purchase       Open Market Purchase           500       9/7/2000   See Footnote 1
Common Stock           9/8/2000    Open Market Purchase       Open Market Purchase         2,700       9/8/2000   See Footnote 1
Common Stock          9/11/2000    Open Market Purchase       Open Market Purchase         1,900      9/11/2000   See Footnote 1
Common Stock          9/12/2000    Open Market Purchase       Open Market Purchase         3,800      9/12/2000   See Footnote 1
Common Stock          9/13/2000    Open Market Purchase       Open Market Purchase         4,400      9/13/2000   See Footnote 1
Common Stock          9/14/2000    Open Market Purchase       Open Market Purchase         5,000      9/14/2000   See Footnote 1
Common Stock          9/18/2000    Open Market Purchase       Open Market Purchase        10,000      9/18/2000   See Footnote 1
Common Stock          9/20/2000    Open Market Purchase       Open Market Purchase         5,000      9/20/2000   See Footnote 1
Common Stock          9/20/2000    Open Market Purchase       Open Market Purchase         5,500      9/20/2000   See Footnote 1
Common Stock          9/21/2000    Open Market Purchase       Open Market Purchase         7,000      9/21/2000   See Footnote 1
Common Stock          9/21/2000    Open Market Purchase       Open Market Purchase        10,000      9/21/2000   See Footnote 1
Common Stock          9/21/2000    Open Market Purchase       Open Market Purchase         2,000      9/21/2000   See Footnote 1
Common Stock          9/21/2000    Open Market Purchase       Open Market Purchase        11,200      9/21/2000   See Footnote 1
Common Stock          9/22/2000    Open Market Purchase       Open Market Purchase         5,100      9/22/2000   See Footnote 1
Common Stock          9/25/2000    Open Market Purchase       Open Market Purchase         4,900      9/25/2000   See Footnote 1
Common Stock          9/26/2000    Open Market Purchase       Open Market Purchase         1,400      9/26/2000   See Footnote 1
Common Stock          9/27/2000    Open Market Purchase       Open Market Purchase         3,500      9/27/2000   See Footnote 1
Common Stock          9/27/2000    Open Market Purchase       Open Market Purchase         1,500      9/27/2000   See Footnote 1
Common Stock          9/27/2000    Open Market Purchase       Open Market Purchase         8,700      9/27/2000   See Footnote 1
Common Stock          9/29/2000    Open Market Purchase       Open Market Purchase         8,900      9/29/2000   See Footnote 1


Common Stock          10/2/2000    Open Market Purchase       Open Market Purchase         3,700      10/2/2000   See Footnote 1
Common Stock          10/3/2000    Open Market Purchase       Open Market Purchase        11,000      10/3/2000   See Footnote 1
Common Stock          10/3/2000    Open Market Purchase       Open Market Purchase         3,800      10/3/2000   See Footnote 1
Common Stock          10/4/2000    Open Market Purchase       Open Market Purchase         1,000      10/4/2000   See Footnote 1
Common Stock          10/5/2000    Open Market Purchase       Open Market Purchase         1,100      10/5/2000   See Footnote 1
Common Stock          10/5/2000    Open Market Purchase       Open Market Purchase         4,900      10/5/2000   See Footnote 1
Common Stock          10/6/2000    Open Market Purchase       Open Market Purchase         1,000      10/6/2000   See Footnote 1
Common Stock          10/9/2000    Open Market Purchase       Open Market Purchase           500      10/9/2000   See Footnote 1
Common Stock         10/11/2000    Open Market Purchase       Open Market Purchase           800     10/11/2000   See Footnote 1
Common Stock         10/12/2000    Open Market Purchase       Open Market Purchase         2,100     10/12/2000   See Footnote 1
Common Stock         10/13/2000    Open Market Purchase       Open Market Purchase         1,000     10/13/2000   See Footnote 1
Common Stock         10/17/2000    Open Market Purchase       Open Market Purchase         2,200     10/17/2000   See Footnote 1
Common Stock         10/18/2000    Open Market Purchase       Open Market Purchase         2,600     10/18/2000   See Footnote 1
Common Stock         10/19/2000    Open Market Purchase       Open Market Purchase         2,000     10/19/2000   See Footnote 1
Common Stock         10/19/2000    Open Market Purchase       Open Market Purchase           900     10/19/2000   See Footnote 1
Common Stock         10/20/2000    Open Market Purchase       Open Market Purchase        10,000     10/20/2000   See Footnote 1
Common Stock         10/20/2000    Open Market Purchase       Open Market Purchase         3,000     10/20/2000   See Footnote 1
Common Stock         10/27/2000    Open Market Purchase       Open Market Purchase         1,000     10/27/2000   See Footnote 1
Common Stock         10/30/2000    Open Market Purchase       Open Market Purchase         3,100     10/30/2000   See Footnote 1
Common Stock         10/31/2000    Open Market Purchase       Open Market Purchase           911     10/31/2000   See Footnote 1

                                                                                         633,922                  See Footnote 2




Footnote 1. The purchase prices for the acquired securities were paid from cash on hand, intertrust advances, and margin borrowings under an account maintained by the Ernest Horejsi Trust No. 1B (the "Ernest Trust") with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Intertrust advances bear interest at short term applicable federal rates and are due monthly. The Ernest Trust's margin borrowings from Merrill Lynch bear interst rates at the federal funds rate plus one half of one percent and are due on demand. Such margin borrowings are based on the collateral in the account maintained by the Ernest Trust. The Ernest Trust's account agreement with Merrill Lynch is attached as Exhibit 1 to the
Schedule 13D filed by the Ernest Trust and other parties with the Securities and Exchange Commission on November 1, 1999.


Footnote 2. This amended Form 144 amends and restates the Form 144 filed by the Ernest Trust on 9/20/2007 (the "9/20 Filing"). The securities disclosed herein (the "Securities") are being sold in reliance on Rule 144(e)(1)(ii) whereby the Ernest Trust is permitted to sell up to the average weekly reported volume of trading in the Securities on all national securities exchanges during the four calendar weeks preceding this filing of Form 144. On October 9, 2007, the date of this filing, based on the volume reported by the New York Stock Exchange, the average weekly volume of trading for the immediately preceeding four calendar weeks was 633,922 shares, which amount has been adjusted to eliminate shares sold by the Ernest Trust during this same period. As of the date of this filing, the Ernest Trust had sold 125,214 shares in reliance on the 9/20 Filing.




INSTRUCTIONS:

1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.


              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
          Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for
                  whose account the securities are to be sold.


Name and Address of Seller     Title of Securities Sold      Date of Sale       Amount of
                                                                                Securities  Gross Proceeds
------------------------------------------------------------------------------------------------------------------------------------
     Ernest Horejsi Trust       Common stock                      9/20/2007       6,611       $64,316.05
     3301 C Street              Common stock                      9/21/2007         200       $ 1,939.98
     Anchorage, AK 99503        Common stock                      9/26/2007       3,000       $28,701.59
                                Common stock                      9/28/2007       1,800       $17,523.74
                                Common stock                      10/1/2007       7,000       $68,225.67
                                Common stock                      10/1/2007       2,300       $22,531.80
                                Common stock                      10/1/2007       9,000       $87,994.82
                                Common stock                      10/1/2007       2,300       $22,554.66
                                Common stock                      10/2/2007       2,000       $19,551.71
                                Common stock                      10/2/2007       5,000       $49,091.25
                                Common stock                      10/2/2007         400        $3,931.94
                                Common stock                      10/2/2007         600        $5,903.90
                                Common stock                      10/2/2007       5,000       $49,391.25
                                Common stock                      10/2/2007       5,000       $49,491.25
                                Common stock                      10/2/2007       5,000       $49,441.25
                                Common Stock                      10/3/2007       2,000       $19,851.77
                                Common Stock                      10/3/2007       2,000       $19,823.75
                                Common Stock                      10/3/2007       3,000       $29,615.75
                                Common Stock                      10/3/2007       3,453       $34,133.75
                                Common Stock                      10/3/2007       3,812       $37,882.71
                                Common Stock                      10/3/2007       2,188       $21,557.36
                                Common Stock                      10/3/2007       2,547       $25,122.51
                                Common Stock                      10/3/2007         800        $7,911.93
                                Common Stock                      10/4/2007      12,035       118,503.81
                                Common Stock                      10/4/2007       2,568        25,260.74
                                Common Stock                      10/4/2007       2,000        19,651.70
                                Common Stock                      10/5/2007      13,900       137,314.10
                                Common Stock                      10/5/2007         100           980.99
                                Common Stock                      10/5/2007       6,000        59,195.30
                                Common Stock                      10/8/2007         100           992.99
                                Common Stock                      10/8/2007       2,000        19,923.90
                                Common Stock                      10/8/2007       3,000        29,923.85
                                Common Stock                      10/8/2007       4,000        39,983.71
                                Common Stock                      10/8/2007       4,500        44,930.48

                                                            TOTAL               125,214    $1,233,152.06





REMARKS:




INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all personswhose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.


ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.




       10/09/2007                          Ernest Horejsi Trust No. 1B
                                            /s/ Stephanie Kelley
---------------------            -----------------------------------------
   Date of Notice                       Stephanie Kelley, Secretary,
                                        Badlands Trust Company, LLC, trustee

    The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
     Any copies not manually signed shall bear typed or printed signatures.

ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).



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